Exhibit 99.2 – Joint Filers’ Signatures

Designated Filer: Graham Holdings Company

Issuer & Ticker Symbol: SmartPros Ltd. [SPRO]

Date of Event Requiring Statement: October 21, 2015

Graham Holdings Company
By: /s/ Hal S. Jones Name: Hal S. Jones Title: Senior Vice President–Finance, Chief Financial Officer Date: November 2, 2015
Kaplan, Inc.
By: /s/ Christopher Neumann Name: Christopher Neumann Title: Vice President & Assistant Secretary Date: November 2, 2015
Iowa College Acquisition, LLC
By: /s/ Christopher Neumann Name: Christopher Neumann Title: Assistant Secretary Date: November 2, 2015
DF Institute, LLC
By: /s/ Christopher Neumann Name: Christopher Neumann Title: Assistant Secretary Date: November 2, 2015
SPL Merger Corp.
By: /s/ Christopher Neumann Name: Christopher Neumann Title: Assistant Secretary Date: November 2, 2015